Exhibit 4.4
EXECUTION VERSION

PLEDGE AGREEMENT
By
MCE FINANCE LIMITED
in favor of
THE BANK OF NEW YORK MELLON
as Collateral Agent
Dated as of May 17, 2010

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PLEDGE AGREEMENT
     PLEDGE AGREEMENT, dated as of May 17, 2010 (the “Agreement”), made by MCE FINANCE LIMITED, a Cayman Islands limited liability company (the “Company”), in favor of The Bank of New York Mellon, as collateral agent (the “Collateral Agent”) for The Bank of New York Mellon, as trustee (the “Trustee”) for the noteholders under the Indenture, dated as of May 17, 2010 (the “Indenture”), between the Company and the Trustee.
     The Company has entered into the Indenture pursuant to which it is issuing $600,000,000 aggregate principal amount of its 10.25% Senior Notes due 2018 (the “Senior Notes”). A portion of the proceeds of the Senior Notes will be loaned by the Company to its subsidiary, MPEL Investments Limited, a Cayman Islands limited liability company (“MPEL Investments”), to be repayable whenever like amounts are repayable under the Senior Notes and to be evidenced by a promissory note (the “Intercompany Note”) in the form of Exhibit A hereto. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Indenture or if not defined in the Indenture, have the meanings given them in Article 9 of the Uniform Commercial Code in the State of New York (the “Code”).
     In connection with issuance of the Senior Notes, the Company hereby agrees as follows:
     SECTION 1. Pledge. As security for the due and punctual payment and performance by the Company of its obligations under this Agreement, the Senior Notes and the Indenture (collectively, the “Secured Obligations”), the Company hereby pledges and grants to the Collateral Agent for its benefit and the benefit of the Trustee and all holders of the Senior Notes, a continuing first priority security interest in the Intercompany Note and all interest, cash, Instruments and other Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for the Intercompany Note (collectively, the “Pledged Collateral”).
     SECTION 2. Delivery of Pledged Collateral. The Intercompany Note (i) shall be delivered to the Collateral Agent in New York, New York, prior to the issuance of the Senior Notes and held in the State of New York by or on behalf of the Collateral Agent pursuant hereto and (ii) shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. Any other certificates or instruments representing or evidencing the Pledged Collateral from time to time (i) shall also be delivered to the Collateral Agent in New York, New York and held in the State of New York by or on behalf of the Collateral Agent pursuant hereto and (ii) shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. Prior to delivery to the

Collateral Agent, all such other certificates or instruments evidencing Pledged Collateral shall be held in trust by the Company for the benefit of the Collateral Agent.
     SECTION 3. Representations and Warranties.
     The Company represents and warrants to the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and all holders of the Senior Notes, that so long as any of the Secured Obligations remain outstanding:
          (a) it is the legal, beneficial and record owner of, and has good and marketable title to, all of the Pledged Collateral and that it has sufficient interest in all of the Pledged Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no Lien whatsoever, except the liens and security interests created by this Agreement and Permitted Liens). There exists no “adverse claim” within the meaning of Section 8-102 of the Code with respect to the Pledged Collateral;
          (b) the pledge of the Pledged Collateral pursuant to this Agreement creates a legal, valid and binding obligation of the Company and, upon delivery of the Pledged Collateral to the Collateral Agent, a perfected security interest in favor of the Collateral Agent in such Pledged Collateral, securing the payment of the Secured Obligations subject only to Permitted Liens. Except as set forth in this Section 3(b), no action is necessary to perfect the Collateral Agent’s security interest;
          (c) the Intercompany Note has been duly authorized by MPEL Investments and is the legal, valid and binding obligation thereof. No authorization, approval or action by, and no notice of filing with any governmental authority or third party is required for the issuance by MPEL Investments of the Intercompany Note and the issuance of the Intercompany Note did not violate any law or governmental regulation or any contractual restriction binding on or affecting MPEL Investments or any of its property which could reasonably be expected to have a material adverse effect on the business, property or assets of MPEL Investments and its subsidiaries taken as a whole or on the ability of MPEL Investments to perform its obligations under the Intercompany Note;
          (d) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Collateral Agent over the Pledged Collateral with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC;
          (e) neither the entry into this Agreement by the Company nor the exercise by the Collateral Agent of its rights and remedies hereunder will violate any law or governmental regulation or any contractual restriction binding on or affecting the Company or any of its property which could reasonably be expected to have a material adverse effect on the business, property or assets of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations hereunder; and
          (f) no authorization, approval or action by, and, no notice or filing with any governmental authority by MPEL Investments or a third party is required either (i) for the granting of the security interest by the Company pursuant to this Agreement or (ii) for the exercise by the Collateral Agent or the other Secured Parties of their rights and remedies hereunder.
     SECTION 4. Further Assurances.
          (a) The Company agrees that at any time and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including any action to ensure that “control” of the Pledged Collateral (as defined in Section 8-106 of the Code) is at all times maintained by the Collateral Agent) or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.
          (b) The Company shall from time to time cause appropriate financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the District of Columbia, covering all Pledged Collateral hereunder (with the form of such financing statements to be satisfactory to the Collateral Agent), to be filed in the relevant filing offices so that at all times the Collateral Agent’s security interest in all Pledged Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including without limitation, Section 9-312(a) of the Code) is so perfected.
     SECTION 5. Exercise of Rights, Payments on Pledged Debt.
          (a) Except as provided herein or in the Indenture, so long as neither a Default nor an Event of Default shall have occurred and be continuing, the Company shall be entitled to (i) exclusively exercise all of the rights of a holder of the Intercompany Note with respect to demands for repayment of the principal thereof, (ii) exclusively exercise any and all voting and other consensual rights pertaining to the Intercompany Note and to give consents, waivers or ratifications in respect thereof and (iii) receive and retain any and all payments made in respect of the Intercompany Note. The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Company all such instruments as the Company may reasonably request for the purpose of enabling the Company to receive principal and interest payments which it is authorized to receive and retain pursuant to this Section 5(a).

          (b) Upon the occurrence and during the continuance of a Default or an Event of Default:
         (i) All rights of the Company to exercise rights with respect to the Pledged Collateral which it would otherwise be entitled to exercise pursuant to Section 5(a) and to receive the principal and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 5(a) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such rights and to receive and hold as Pledged Collateral such principal and interest payments.
         (ii) All principal and interest payments that are received by the Company contrary to the provisions of paragraph (i) of this Section 5(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Company and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
     Without prejudicing the right of the Company to contest the Trustee’s determination that a Default or Event of Default has occurred and is continuing, for purposes of this Agreement, the Collateral Agent will be entitled to treat a notice by the Trustee to it to the effect that a Default or Event of Default has occurred and is continuing as sufficient evidence of such Default or Event of Default.
     SECTION 6. Covenants. The Company hereby covenants, that so long as any of the Secured Obligations remain outstanding, the Company shall:
          (a) not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens;
          (b) warrant and defend title to and ownership of the Pledged Collateral of the Company at its own expense against the claims and demands of all other parties claiming an interest therein; and
          (c) not make or consent to any amendment or other modification or waiver with respect to the Intercompany Note or any instrument or agreement that is part of the Pledged Collateral other than in accordance with the terms of the Indenture.
     SECTION 7. Power of Attorney. In addition to other powers of attorney contained herein, the Company hereby designates and appoints the Collateral Agent, on behalf of itself, the Trustee and the holders of the Senior Notes, and each of its designees or agents as attorney-in-fact of the Company, irrevocably and with power of substitution, with authority to take any or all of the following actions when permitted by Section 5(b) or Section 9 of this Agreement upon the occurrence and during the continuation of a Default or an Event of Default:
          (a) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral, all as the Collateral Agent may reasonably determine in respect of such Pledged Collateral;
          (b) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;
          (c) to defend, settle, adjust or compromise any action, suit or proceeding brought with respect to the Pledged Collateral and, in connection therewith, give such discharge or release as the Collateral Agent may deem reasonably appropriate;
          (d) to pay or discharge taxes, Liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral;
          (e) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;
          (f) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral;
          (g) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral;
          (h) to execute and deliver and/or file all assignments, conveyances, statements, financing statements, continuation statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Collateral Agent may reasonably determine necessary in order to perfect and maintain the security interests and Liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein; and
          (i) to do and perform all such other acts and things as the Collateral Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral.
This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations remain outstanding. The Collateral Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Collateral Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Collateral Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Collateral Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.
     SECTION 8. Reasonable Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords other pledged collateral of the same type.
     SECTION 9. Remedies upon Default. If any Event of Default shall have occurred and be continuing and the obligation to repay the Senior Notes has been accelerated, the Collateral Agent may:
          (a) transfer all or any part of the Pledged Collateral into the Collateral Agent’s name or the name of its nominee or nominees;
          (b) accelerate the obligation of MPEL Investments to repay the Intercompany Note in accordance with its terms, and take any other lawful action to collect upon the Intercompany Note (including, without limitation, to make any demand for payment thereon);
          (c) exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon a default under the Code at that time, and the Collateral Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Collateral Agent of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;
          (d) hold all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral as collateral for, and then or at any time thereafter transfer such amounts to the

Trustee to be applied in whole or in part against, all or any part of the Secured Obligations as provided in the Indenture. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent, Trustee or holders of the Senior Notes are legally entitled, the Company shall be liable for the deficiency, together with the costs of collection and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency, until such time as such amounts are repaid by the Company. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Company or to whomsoever may be lawfully entitled to receive such surplus.
     SECTION 10. Legal Names; Type of Organization Jurisdiction of Organization; Chief Executive Office; Organizational Identification Numbers; Changes Thereto; Etc. The exact legal name of the Company as of the date hereof, the type of organization, whether or not it is a Registered Organization, its jurisdiction of organization, its chief executive office, and the organizational identification number (if any) of the Company, is listed on Annex A hereto. The Company shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its chief executive office, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Indenture) if (i) it shall have given to the Collateral Agent not less than 10 Business Days’ prior written notice of each change to the information listed on Annex A, together with a supplement to Annex A which shall correct all information contained therein, and (ii) in connection with any such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Pledged Collateral at all times fully perfected and in full force and effect.
     SECTION 11. Collateral Agent Compensation and Indemnity.
          (a) The Company will pay to the Collateral Agent from time to time reasonable compensation for its acceptance of the Pledged Collateral and services hereunder. The Company will reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.
          (b) The Company will indemnify the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement against the Company (including this Section 11) and defending itself against any claim (whether asserted by the Company, the Trustee, any holder of the Senior Notes or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith. The Collateral Agent will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Collateral Agent will cooperate in the defense. The Collateral Agent may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld. All fees and all expenses incurred by the Collateral Agent pursuant to this Agreement shall constitute Secured Obligations.
          (c) The obligations of the Company under this Section 11 will survive the termination of this Agreement.
          (d) When the Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) of the Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
          (e) The terms of Section 7 of the Indenture are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms as if they were included herein.
     SECTION 12. Replacement of Collateral Agent.
          (a) A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent will become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 12.
          (b) The Collateral Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Trustee may remove the Collateral Agent by so notifying the Collateral Agent and the Company in writing. The Company may remove the Collateral Agent if:
     (i) the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Collateral Agent under any Bankruptcy Law;
     (ii) a custodian or public officer takes charge of the Collateral Agent or its property; or
     (iii) the Collateral Agent becomes incapable of acting.

          (c) If the Collateral Agent resigns or is removed or if a vacancy exists in the office of Collateral Agent for any reason, the Company will promptly appoint an Eligible Person as a successor Collateral Agent. An “Eligible Person” is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least US$100 million as set forth in its most recent published annual report of condition. Within one year after the successor Collateral Agent takes office, the Trustee may appoint a successor Collateral Agent to replace the successor Collateral Agent appointed by the Company.
          (d) If a successor Collateral Agent does not take office within 60 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Company, or the Trustee may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.
          (e) A successor Collateral Agent will deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Collateral Agent will become effective, and the successor Collateral Agent will have all the rights, powers and duties of the Collateral Agent under this Agreement. The successor Collateral Agent will mail a notice of its succession to the Trustee. The retiring Collateral Agent will promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent; provided all sums owing to the Collateral Agent hereunder have been paid and subject to the Lien provided for in Section 11 hereof. Notwithstanding replacement of the Collateral Agent pursuant to this Section 12, the Company’s obligations under Section 11 hereof will continue for the benefit of the retiring Collateral Agent.
     SECTION 13. Successor Collateral Agent by Merger, etc.
          (a) If the Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Collateral Agent.
     SECTION 14. Notices, Etc. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing in the English language sent or delivered by mail, telecopy or courier service and all such notices and communications shall not be effective until received. All notices and other communications shall be in writing and addressed as follows:
(a)	if to the Company, at:

Melco Crown Entertainment Limited 36th Floor, The Centrium

60 Wyndham Street Central Hong Kong Facsimile No.: +852 2537 3618 Attention: Company Secretary

(b)	if to the Collateral Agent, at:

The Bank of New York Mellon 101 Barclay Street, Floor 4-E New York, NY 10286 United States of America Facsimile No.: (212)815-5366 Attention: International Corporate Trust

With a copy to:

The Bank of New York Mellon Level 12 Three Pacific Place 1 Queens Road East Hong Kong Facsimile No.: 011 852 2295 3283 Attention: Corporate Trust
or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.
     SECTION 15. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be (a) in accordance with the terms of the Indenture and (b) in writing and signed by or on behalf of the Collateral Agent.
     SECTION 16. Assignment. Upon notice to the Company, the acting Collateral Agent may at any time assign all of its rights, duties and obligations hereunder to any other Person appointed to replace it as Collateral Agent pursuant to the Indenture effective upon such notice such holder shall succeed to all of the rights, duties and obligations of Collateral Agent hereunder.
     SECTION 17. Continuing Agreement. This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until full and final payment and performance of the Secured Obligations (for purposes of this Section 17, payment in full will include the legal defeasance or other satisfaction and discharge of the Senior Notes under the Indenture) and payment in full of all unpaid fees, expenses, and indemnity obligations due and owing to the Trustee and the Collateral Agent under the Indenture and hereunder. Upon the payment in full of the Secured Obligations, the Company shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof. Following such payment in full, the Collateral Agent, at the request and sole expense of the Company, will execute and deliver to the Company a proper instrument or instruments (including UCC termination statements) acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC termination statements and instruments of satisfaction and discharge).
     This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent, the Trustee or the holders of the Senior Notes as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Collateral Agent or the Trustee in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.
     SECTION 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     SECTION 19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     SECTION 20. Consent to Jurisdiction. The Company hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to this Agreement or any transaction contemplated thereby. The Company irrevocably designates and appoints CT Corporation System, 111 Eight Avenue, 13th Floor, New York, New York 10011, as its authorized agent for receipt of service of process in any such suit, action or proceeding. In the event that such agent for service of process appointed pursuant to this Section 20 is unable to act as agent for service of process or no longer maintains an office in the State of New York, each Debtor and Creditor shall forthwith appoint a successor agent located in the State of New York that will promptly provide to the Collateral Agent a letter affirming such appointment.
     IN WITNESS WHEREOF, the Company and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MCE FINANCE LIMITED
By:	/s/ Simon Dewhurst
	Name:	DEWHURST Simon Edward Thomas
	Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON, as Collateral Agent
By:	/s/ Irene Ding
	Name:	Irene Ding
	Title:	Vice President

ANNEX A
SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION
(AND WHETHER A REGISTERED ORGANIZATION),
JURISDICTION OF ORGANIZATION,
CHIEF EXECUTIVE OFFICE AND
ORGANIZATIONAL IDENTIFICATION NUMBERS

New Pledgor’s
Organization
Identification
Exact Legal	Registered			Number (or, if
Name of the	Organization	Jurisdiction of	Chief Executive	it has none, so
Company	(Yes/No)?	Organization	Office	indicate)
MCE Finance Limited	No	Cayman Islands	Walker House 87 Mary Street George Town Grand Cayman KY1 9005 Cayman Islands	168872

EXHIBIT A
Form of Intercompany Note
MPEL INVESTMENTS LIMITED
US$600,000,000
Hong Kong, China
May17, 2010
     FOR VALUE RECEIVED, MPEL Investments Limited (the “Borrower”), promises to pay to MCE Finance Limited (the “Company”), or order, on May 15, 2018 the principal amount of SIX HUNDRED MILLION DOLLARS (US$600,000,000, or so much thereof as may remain unpaid, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal amount from the date hereof at the rate of ten and one quarter per cent (10.25%) per annum, payable semi-annually on the 15th of each May and November (an “Interest Payment Date”) beginning November 15, 2010, until such unpaid balance shall be paid in full. Any Interest Payment Date that would otherwise fall on a date that is not a Business Day (as defined in the Indenture referred to below) shall be postponed to the next succeeding Business Day. If the Borrower fails to pay when due all or any portion of the principal or interest of this Note, such unpaid principal and (to the extent permitted by law) unpaid interest shall bear interest from each day from the date it became so due until paid in full, payable on demand, at the rate of one percent (1%) per annum in excess of the otherwise applicable interest rate. In the event that the Company enters into interest rate swaps or other hedging arrangements in respect of interest (a “Rate Hedge”) with respect to the Senior Notes referred to below, the amount of interest payable on each Interest Payment Date will be (i) increased by the amounts payable by the Company under the Rate Hedge with respect to the interest payment then due under the Senior Notes or (ii) decreased by the amount received by the Company under such Rate Hedge with respect to such interest payment; provided that in no event may the amounts payable under the Rate Hedge cause the rate of interest payable under this Note to exceed 12% per annum. The Borrower shall, on demand by the Company, also pay to the Company an amount equal to (i) any Liquidated Damages (as defined below) paid or then required to be paid by the Company under the terms of the Senior Notes and (ii) any amounts required to be paid by the Company to the Trustee under the Indenture or to the Collateral Agent under the Note Pledge Agreement (as both such terms are defined below) and (iii) Additional Amounts (as defined in the Indenture), if any. All payments of principal, interest and other amounts shall be made in lawful money of the United States of America at the office of the Company, or at such other place as the holder hereof shall have designated to the Borrower in writing.

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     On the date hereof, the Company has issued certain 10.25% Senior Notes (the “Senior Notes”) pursuant to an Indenture dated as of May 17, 2010 (the “Indenture”) among itself, certain guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The proceeds of the Senior Notes have been lent by the Company to the Borrower and an amount, equivalent to the discounts and commissions of the initial purchasers of the Senior Notes and estimated offering expenses payable by the Company, has been paid therefrom by way of an upfront fee to the Company. This Note evidences the Borrower’s obligation to repay such loan.
     This Note may be prepaid, in whole or in part, at any time, provided that the principal amount outstanding under this Note shall at all times be not less than the principal amount outstanding under the Senior Notes. Any such prepayment shall be made together with accrued and unpaid interest hereon plus, on demand by the Company, to the extent applicable, the Borrower shall also pay premium and Liquidated Damages (as defined below), in each case, in the amount equal to any premium or Liquidated Damages paid or then required to be paid by the terms of the Senior Notes in connection with any like prepayment of the Senior Notes. “Liquidated Damages” means liquidated damages payable under any registration rights agreement entered into by the Company in connection with the offering of the Senior Notes. In addition, should the Company elect to prepay, or be required by the terms of the Senior Notes to prepay, all or a portion of such Senior Notes on any day, the Borrower shall on demand by the Company, prepay a like principal amount of the principal of this Note, together with accrued and unpaid interest, plus an amount equal to any premium or Liquidated Damages paid or then due by the Company under the Senior Notes. Should the Company be required at any time to pay any Additional Amounts (as defined in the Indenture) in connection with any withholding or deduction for or on account of taxes, duties, assessments or governmental charges of whatever nature under the terms of the Senior Notes, the Borrower shall also pay to the Company as additional interest hereunder, the amount of such Additional Amounts then due under the Senior Notes. Notwithstanding any provision to the contrary hereunder, the amounts of principal and interest due and payable hereunder shall at all times be not less than the amounts due and payable under the Senior Notes.
     Upon the earlier to occur of (x) the commencement by or against the Borrower of any case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or (y) any exercise of remedies pursuant to Article 6 of the Indenture or Section 9 of the Pledge Agreement, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

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     No failure to exercise and no delay in exercising, on the part of the Company of this Note, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privilege herein provided are cumulative and not exclusive of any rights, remedies, power and privileges provided by law.
     This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     This Note may be executed manually or by facsimile or electronically transmitted signature, and any such signature shall be for all purposes as an original.
     This Note is being pledged to The Bank of New York Mellon as collateral agent (the “Collateral Agent”) for the benefit of the Trustee and the holders of the Senior Notes pursuant to that certain Pledge Agreement (the “Note Pledge Agreement”) dated as of May 17, 2010 between the Company and the Collateral Agent to secure the Company’s obligations under the Indenture and the Senior Notes. The Borrower agrees not to take any actions, make any payments or accept any instructions from the Company that conflict with the Collateral Agent’s rights under the Note Pledge Agreement until the Secured Obligations (as defined in the Note Pledge Agreement) have been performed and paid in full.
     IN WITNESS WHEREOF, the Borrower has caused its duly authorized officer to execute and deliver this Note as of the day and year first above written.
(Signature page follows)

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MPEL INVESTMENTS LIMITED
By
Name:
Title:

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